Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts

Nuveen S&P 500 Buy-Write Income Fund
f/k/a Nuveen Equity Premium Income Fund, the  Fund

811-21619


We hereby incorporate by reference a new
Investment Advisory agreement, and a new Sub-
Advisory Agreement a form of which was filed as Appendix F and Appendix I, respectively, under
Conformed Submission Type N-14 8C, accession number 0001193125-14-279085, filed on July 24,
2014.